EXHIBIT 99.1

Friday, October 23, 2009, 5 p.m. Eastern Daylight Time
Press Release

SOURCE: Nyer Medical Group, Inc.

Nyer Medical Group, Inc., Announces Agreements
to Sell Certain Eaton Apothecary Assets to Walgreens and Sell
Operating Subsidiary’s Stock to Investors
Nyer to Liquidate Following Transactions

Holliston, Massachusetts, October 23, 2009, /PRNewswire-First-Call/--Nyer Medical Group, Inc., (NasdaqCM:NYER) announced today that D.A.W., Inc., a wholly-owned subsidiary of Nyer which does business under the name Eaton Apothecary, and Nyer entered into a definitive agreement with Walgreen Eastern Co., Inc. for the sale of a substantial portion of DAW’s operating assets, including prescription files and inventory of a total of 12 neighborhood pharmacies which includes the assignment of eight leases, for a purchase price, subject to certain adjustments, of $12.0 million plus up to $5.75 million of qualifying inventory and $1.1 million of operating equipment.

In addition, Nyer also announced today that Nyer and DAW entered into a definitive agreement with certain management investors for the sale of the stock of DAW following the closing of the Walgreens transaction, under which Nyer will receive a benefit of $1,500,000 after giving effect to liabilities to be retained by DAW.

In conjunction with these transactions, following which Nyer would have no remaining assets other than the cash received from the transactions, Nyer intends to proceed with the orderly liquidation and dissolution of Nyer Medical Group, Inc.

“As President of DAW and Nyer Medical Group, my primary duty is to maximize shareholder value, which I believe these transactions do,” said Mark  Dumouchel.  “However, I am happy to say that Walgreens interest in Eaton Apothecary has been beyond buying only pharmacy files – they will continue to operate a majority of the 12 pharmacies as well as hire all eligible employees at the 12 locations.  In addition, the sale of our subsidiary’s stock to an investor group insures that virtually all employees will retain their positions while all our customers will continue to receive the quality service to which they have grown accustomed.  We believe these transactions together, yield the best outcome for our shareholders, customers and employees.”

The completion of the asset sale to Walgreens, sale of DAW stock to investors and plan of dissolution are each subject to certain closing conditions, including the approval of Nyer’s shareholders.  The transactions are expected to close within the next 90 days.

About Nyer Medical Group

Nyer Medical Group, Inc., is a holding company that, through its pharmacy subsidiary, operates pharmacies and provides pharmacy management services to various not-for-profit entities in the greater Boston area.

For further information contact Mark Dumouchel (508) 429-8506, extension 16.

Safe Harbor for Forward-Looking Statements

Certain statements contained in this press release are forward looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements are generally identified by the inclusion of phrases such as "we expect," "we anticipate," "we believe," "we estimate," and other phrases of similar meaning.  These forward-looking statements are based on our management’s current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations, including the risk that we may fail to consummate the transactions contemplated by our agreements with Walgreens and investors in DAW or liquidate Nyer.  You should not rely upon these forward-looking statements as predictions of future events because we cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur.  For example, the description regarding the expected closing time for the sales and liquidation involves a forward looking statement.  The closing of the transactions is subject to certain closing conditions set forth in the including the approval of Nyer’s shareholders; these conditions may be delayed or may not occur, causing the closing to occur at a later date than expected or not at all.  Except as required by law, Nyer undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  Additional factors are described under "Part I.  Item 1. A. - Risk Factors" in our most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission.  Except as required by law, Nyer Medical Group undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

In connection with the proposed transactions, Nyer Medical Group, Inc. ("Nyer") will file a proxy statement and other relevant documents with the Securities and Exchange Commission (“SEC”). NYER SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTIONS  AND RELATED MATTERS.  NYER SHAREHOLDERS WILL HAVE ACCESS TO FREE COPIES OF THE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY NYER THROUGH THE SEC WEBSITE AT WWW.SEC.GOV. THE PROXY STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM NYER BY DIRECTING A REQUEST TO: NYER MEDICAL GROUP, INC., 13 WATER STREET, HOLLISTON CORPORATION, MASSACHUSETTS 01746, ATTENTION: CHIEF EXECUTIVE OFFICER, TELEPHONE: (508) 429-8506.

Nyer and its directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed transactions.  Information regarding Nyer's directors and executive officers is available in Nyer's annual report on Form 10-K for the year ended June 30, 2009, which was filed with the SEC on September 28, 2009. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.